Exhibit (h)(2)(a)

AMENDMENT NO. 1 TO AMENDED AND RESTATED

TRANSFER AGENCEY AND SERVICE AGREEMENT

This Amendment to the Amended and Restated Transfer Agency and Service Agreement is made as of August 26, 2008 by and between Russell Investment Funds (the “Fund”) and Russell Fund Services Company (the “Transfer Agent”).

WHEREAS, the Fund and the Transfer Agent entered into a Transfer Agency and Service Agreement dated January 1, 2008 (the “Agreement”); and

WHEREAS, the Fund and the Transfer Agent desire to amend section 2.2 of the Agreement to clarify the payment of fees and expenses related to shareholder mailings;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.	Section 2.2 shall be amended to read as follows:

2.2

Shareholder Mailings. In addition to the fees paid under Section 2.1 above, the Fund agrees to pay for (a) costs for mailing of prospectuses, Fund shareholder reports, proxy statements, shareholder notices and other mass mailings to all shareholder accounts (as contrasted with individualized materials such as confirmations and statements) and (b) tabulating and soliciting proxies. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Fund, will be paid or reimbursed by the Fund. Postage for mailing of prospectuses, Fund shareholder reports, proxy statements, shareholder notices and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials.

2.	Continuing Agreement

Except as expressly amended by this Amendment to the Agreement, the provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Transfer Agency and Service Agreement to be executed in its name and behalf by its duly authorized representative(s) as of the date first written above.

RUSSELL INVESTMENT FUNDS		RUSSELL FUND SERVICES COMPANY

By:	/s/ Greg J. Stark	By:	/s/ Greg J. Stark
Name:	Greg J. Stark	Name:	Greg J. Stark
Title:	President	Title:	President